Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President – Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 26.3% GROWTH IN FOURTH-

QUARTER EARNINGS PER DILUTED SHARE TO $0.48 ON 16.2%

GROWTH IN REVENUE

Comparable-Quarter Net Income Grows More Than 30% for 9th Consecutive Quarter

THOMASVILLE, N.C. (January 29, 2004) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced record financial results for the fourth quarter and year ended December 31, 2003. For the fourth quarter, revenue from operations was $173,976,000, an increase of 16.2% from $149,712,000 for the fourth quarter of 2002. Net income increased 41.5% to $7,728,000 from $5,463,000. Earnings per diluted share for the fourth quarter grew 26.3% to $0.48 from $0.38 for the fourth quarter of 2002, on an 11.9% increase in weighted average diluted shares outstanding primarily due to the November 2002 stock offering. Old Dominion’s operating ratio improved to 92.2% for the fourth quarter from 93.0% for the fourth quarter of 2002, the ninth consecutive comparable-quarter improvement. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in June 2003.

Revenue from operations for 2003 rose 17.8% to $667,531,000 from $566,459,000 for 2002. Net income increased 49.5% to $27,600,000 from $18,462,000. Earnings per diluted share grew 20.3% for 2003 to $1.72 from $1.43 for 2002, on a 24.0% increase in weighted average diluted shares outstanding. Old Dominion’s operating ratio improved to 92.3% for 2003 from 93.6% for 2002.

“We are pleased with the substantial profitable growth Old Dominion produced for the fourth quarter of 2003, which compares favorably with the first full prior-year quarter that included the impact of the September 3, 2002, bankruptcy of Consolidated Freightways,” remarked Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. “Our continued revenue growth above our long-term target range reflects a number of factors; however, continued gains in market share remain our number one focus and the primary source of our growth. To support this growth, we improved our infrastructure by opening expanded breakbulk facilities in Carlisle, Pennsylvania, in the fourth quarter and in Indianapolis, Indiana, during the second quarter. We also added nine

-MORE-

500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Fourth-Quarter Earnings

January 29, 2004

new service centers during 2003, including three in the fourth quarter, all of which contributed less than 4% of the total increase in revenue for the year.

“Consistent with our long-term growth strategies, we opened these new centers primarily to leverage our existing service center network and enhance our products and services. These openings enabled us to successfully launch full-state coverage in Arkansas, Louisiana and Missouri during the fourth quarter of 2003. Including these new states, we now offer full-state coverage in 27 of the 38 states to which we provide direct service.

“Old Dominion’s fourth-quarter results further reflected to a lesser degree, a gradually strengthening business climate. We continued to produce sequential-month and comparable-month increases in LTL (less-than-truckload) weight per shipment during the fourth quarter and for each month since an April 2003 low point. As a result of these incremental gains, we achieved the first comparable-quarter increase in LTL weight per shipment – up 3.0% for the quarter – since the first quarter of 2001. This increase was achieved on a 14.6% increase in LTL tons for the fourth quarter and an 11.3% increase in shipments. LTL revenue per hundredweight increased 1.4% when compared to the prior-year quarter, both with and without the fuel surcharge.

“In addition to the economies of scale created by generating increased revenue primarily within our existing service center network, our improved profitability continues to reflect technology driven enhancements in operating efficiency. We completed the implementation of hand-held computers for our P&D (pickup and delivery) drivers in the fourth quarter. By year-end, we had installed both our new RFID (radio frequency identification) system and dock yard management system at most of our major facilities and we plan to complete those rollouts in 2004. We are also just beginning to implement our new P&D optimization software, the initial phase of which has been launched at approximately 60 service centers. Through this ongoing investment in technology, we have improved our ability to provide superior customer service and improved customer retention. Technology induced productivity gains have certainly contributed to our improved operating ratio and increased net profit margin for the fourth quarter and the full year.”

Based on Old Dominion’s financial results for 2003 and its assessment of current and near-term business conditions, the Company affirms its previous guidance for earnings per diluted share for 2004 in a range of $2.05 to $2.15. In addition, the Company today establishes its earnings guidance for the first quarter of 2004 in a range of $0.30 to $0.35 per diluted share compared with $0.26 for the first quarter of 2003.

Mr. Congdon concluded, “We attribute Old Dominion’s successful growth in a challenging environment during 2003 to the competitive strengths that have enabled us to become the leading LTL carrier offering regional and inter-regional service. Although our guidance does not assume a significant strengthening in the economy, we are encouraged by initial signs of economic momentum. We are confident that with sustained economic growth our prospects for leveraging our leadership position to create further shareholder value become even more compelling.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live

-MORE-

ODFL Reports Fourth-Quarter Earnings

January 29, 2004

broadcast, a replay will be available at these Web sites shortly after the call through February 29, 2004. A telephonic replay will also be available through February 5, 2004, at 719-457-0820, Confirmation Number 280159.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (4) the availability and cost of fuel; (5) difficulty in attracting or retaining qualified drivers; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (7) the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (10) seasonal trends in the industry, including the possibility of harsh weather conditions; (11) the Company’s dependence on key employees; (12) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (13) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to four day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 38 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 27 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 12 states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended December 31,		% Chg.	Twelve Months Ended December 31,		% Chg.
	2003	2002		2003	2002
Revenue from operations	$173,976	$149,712	16.2%	$667,531	$566,459	17.8%
Operating income	$13,581	$10,423	30.3%	$51,216	$36,286	41.1%
Operating ratio	92.2%	93.0%		92.3%	93.6%
Net income	$7,728	$5,463	41.5%	$27,600	$18,462	49.5%
Basic and diluted earnings per share(1)	$0.48	$0.38	26.3%	$1.72	$1.43	20.3%
Weighted average shares outstanding(1)
Basic	16,059	14,334	12.0%	16,045	12,939	24.0%
Diluted	16,074	14,364	11.9%	16,063	12,952	24.0%

(1)	Adjusted to reflect a three-for-two stock split effective June 16, 2003.

-MORE-

ODFL Reports Fourth-Quarter Earnings

January 29, 2004

[LOGO]

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Fourth Quarter					Year To Date
	2003		2002		%Chg.	2003		2002		%Chg.
Revenue	$173,976	100.0%	$149,712	100.0%	16.2%	$667,531	100.0%	$566,459	100.0%	17.8%
Operating expenses:
Salaries, wages & benefits	104,694	60.2%	89,741	59.9%	16.7%	396,521	59.4%	340,820	60.2%	16.3%
Purchased transportation	5,743	3.3%	4,636	3.1%	23.9%	21,389	3.2%	18,873	3.3%	13.3%
Operating supplies & expenses	18,533	10.7%	15,881	10.6%	16.7%	72,084	10.8%	56,309	9.9%	28.0%
Depreciation & amortization	10,129	5.8%	8,151	5.4%	24.3%	38,210	5.7%	31,081	5.5%	22.9%
Building and office equipment rents	1,936	1.1%	1,822	1.2%	6.3%	7,403	1.1%	7,435	1.3%	(0.4%)
Operating taxes & licenses	7,013	4.0%	5,803	3.9%	20.9%	26,627	4.0%	22,681	4.0%	17.4%
Insurance & claims	4,362	2.5%	3,649	2.4%	19.5%	17,583	2.6%	16,313	2.9%	7.8%
Communications & utilities	2,922	1.7%	2,645	1.8%	10.5%	10,511	1.6%	10,236	1.8%	2.7%
General supplies & expenses	5,953	3.4%	5,655	3.8%	5.3%	22,991	3.4%	20,801	3.7%	10.5%
Miscellaneous expenses	(890)	(0.5%)	1,306	0.9%	(168.1%)	2,996	0.5%	5,624	1.0%	(46.7%)
Total operating expenses	160,395	92.2%	139,289	93.0%	15.2%	616,315	92.3%	530,173	93.6%	16.2%
Operating income	13,581	7.8%	10,423	7.0%	30.3%	51,216	7.7%	36,286	6.4%	41.1%
Other deductions:
Interest expense, net	1,583	0.9%	1,457	1.0%	8.6%	6,111	0.9%	5,736	1.0%	6.5%
Other (income) expense, net	(453)	(0.3%)	10	0.0%	(4630.0%)	(192)	(0.0%)	285	0.1%	(167.4%)
Income before income taxes	12,451	7.2%	8,956	6.0%	39.0%	45,297	6.8%	30,265	5.3%	49.7%
Provision for income taxes	4,723	2.8%	3,493	2.4%	35.2%	17,697	2.7%	11,803	2.0%	49.9%

Net income	$7,728	4.4%	$5,463	3.6%	41.5%	$27,600	4.1%	$18,462	3.3%	49.5%

Earnings per Share:
Basic and diluted	$0.48		$0.38		26.3%	$1.72		$1.43		20.3%

Weighted average outstanding shares:
Basic	16,059		14,334			16,045		12,939
Diluted	16,074		14,364			16,063		12,952

- MORE -

ODFL Reports Fourth-Quarter Earnings

January 29, 2004

[LOGO]

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year To Date
Operating Statistics	2003	2002	%Chg.	2003	2002	%Chg.
( * In thousands)
Operating ratio	92.2%	93.0%	(0.9%)	92.3%	93.6%	(1.4%)
Intercity miles *	49,353	43,180	14.3%	189,084	163,097	15.9%
LTL tons *	573	500	14.6%	2,208	1,970	12.1%
Total tons *	794	696	14.1%	3,040	2,740	10.9%
LTL shipments *	1,083	973	11.3%	4,274	3,787	12.9%
Total shipments *	1,108	994	11.5%	4,366	3,870	12.8%
Percent LTL revenue	90.9%	91.3%	(0.4%)	91.3%	91.3%	0.0%
Revenue per intercity mile	$3.53	$3.47	1.7%	$3.53	$3.47	1.7%
LTL revenue per LTL hundredweight	$14.38	$14.18	1.4%	$14.38	$13.55	6.1%
LTL weight per LTL shipment	1,058	1,027	3.0%	1,033	1,041	(0.8%)
LTL revenue per LTL shipment	$152.21	$145.68	4.5%	$148.59	$141.04	5.4%
Average length of haul	929	906	2.5%	926	903	2.5%

Balance Sheets	Dec. 31, 2003	Dec. 31, 2002
(In thousands)
Current Assets	$101,370	$114,545
Net Property and Equipment	315,768	255,827
Other Assets	17,421	19,106

Total Assets	$434,559	$389,478

Current Maturities	$22,440	$11,139
Other Current Liabilities	55,892	51,991

Total Current Liabilities	78,332	63,130
Long Term Debt	74,986	82,084
Other Long Term Liabilities	48,700	40,701

Total Liabilities	202,018	185,915
Equity	232,541	203,563

Total Liabilities & Equity	$434,559	$389,478

Notes:	Financial and Operating data are unaudited

LTL is less than 10,000 lbs.

- END -